UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 3, 2006
Date of Report (Date of earliest event reported)
NationsHealth, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50348 (Commission File Number)	06-1688360 (I.R.S. Employer Identification No.)
13630 N.W. 8th Street, Suite 210
Sunrise, Florida 33325
(Address of Principal Executive Offices)
(954) 903-5000
Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     As previously announced by NationsHealth, Inc. (the “Company”) in a press release attached as an exhibit to the Current Report on Form 8-K of the Company furnished to the Securities and Exchange Commission on February 7, 2006, the Company appointed Robert E. Tremain to the position of Chief Operating Officer of the Company effective March 6, 2006. The terms and conditions of Mr. Tremain’s employment are set forth in an employment agreement, dated as of February 3, 2006, between the Company and Robert E. Tremain. The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated into this Item by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (c) On February 3, 2006, the Company entered into an employment agreement (the “Agreement”) with Robert E. Tremain to serve as the Chief Operating Officer of the Company, beginning on March 6, 2006. The term of the Agreement is for two years from February 3, 2006, subject to automatic renewals for one-year periods unless the Company or Mr. Tremain provides prior written notice, either 12 months or 90 days prior to the renewal date, respectively, of non-renewal. The Agreement provides for base compensation of $400,000 per year, subject to increase, but not decrease, and provides Mr. Tremain with the opportunity to earn a cash bonus, equal to 50% to 75% of Mr. Tremain’s annual salary, if performance goals established by the Company are satisfied. Mr. Tremain is also eligible to receive annual equity compensation awards as determined by the Compensation Committee of the Board of Directors or its delegate. Additionally, the Agreement provides for a $100,000 signing bonus, an allowance for temporary housing for the first six months of the Agreement (or earlier if housing is obtained), reimbursement of reasonable relocation expenses, certain payments relating to Mr. Tremain’s life or disability insurance premiums and participation in employee benefit programs applicable to other executives and in accordance with the Company’s policies. Furthermore, on February 3, 2006, Mr. Tremain was granted (i) a non-qualified stock option to purchase 200,000 shares of the Company’s common stock with an exercise price equal to the closing market price on February 3, 2006 ($6.65) and (ii) 25,000 shares of restricted stock of the Company. Both the non-qualified stock option and restricted stock vest in the following installments: 25% on February 3, 2007 and 12.5% every six months thereafter (provided Mr. Tremain is still employed by the Company on each vesting date).
     If Mr. Tremain is terminated before the end of the current term without Cause (as defined in the Agreement) or terminates for Good Reason or Disability (each as defined in the Agreement), Mr. Tremain is entitled to accrued compensation until such date and (i) severance payments equal to 12 months’ annual salary, (ii) continued coverage under the Company’s health care programs for himself and his family for as long as they are eligible to receive coverage (subject to certain exceptions), and (iii) full acceleration of unvested stock options and restricted stock. If Mr. Tremain is still employed by the Company upon a Change in Control (as defined in the Agreement), the Company shall vest any outstanding stock options or restricted stock previously granted to Mr. Tremain, regardless of whether he continues employment with the Company following such Change in Control.
     Mr. Tremain is subject to customary non-competition, non-solicitation and no raiding covenants during his employment and for 12 months following termination of his employment, as well as customary confidentiality and non-disparagement covenants.
     Prior to the appointment of Mr. Tremain as the Chief Operating Officer of the Company, Mr. Tremain served as President and Chief Executive Officer of Health Partners of Philadelphia, Inc., a managed care organization, from December 2001 to February 2006. Mr. Tremain served as Vice President of Client Services of MEDecision, Inc., a software provider to physicians and managed care organizations, from October 2000 to November 2001. Prior to that, Mr. Tremain served in various capacities at other premier healthcare organizations. There are no familial relationships between Mr. Tremain and any other director or executive officer of the Company. Other than the Agreement, since the beginning of the Company’s last fiscal year, no transactions have occurred or are currently contemplated between Mr. Tremain or any other member of his immediate family and the Company or any of its affiliates in which the amount involved exceeds $60,000. None of Mr. Tremain’s former employers is an affiliate of the Company. Mr. Tremain is 59 years old.

     The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 3, 2006, between NationsHealth, Inc. and Robert E. Tremain

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.
Date: February 9, 2006	By:	/s/ Timothy Fairbanks
Timothy Fairbanks
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 3, 2006, between NationsHealth, Inc. and Robert E. Tremain

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